Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

March 15, 2022

Syros Pharmaceuticals, Inc.

35 CambridgePark Drive, 4th Floor

Cambridge, MA 02140

Re:	2016 Stock Incentive Plan
2016 Employee Stock Purchase Plan
2022 Inducement Stock Incentive Plan
Nonstatutory Stock Option Agreement for Inducement Award
Nonstatutory Stock Option Agreement for Inducement Award

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 4,330,241 shares of common stock, $0.001 par value per share (the “Shares”), of Syros Pharmaceuticals, Inc., a Delaware corporation (the “Company”), consisting of (i) an aggregate of 3,220,241 shares of common stock issuable under the Company’s 2016 Stock Incentive Plan, the Company’s 2016 Employee Stock Purchase Plan and the 2022 Inducement Stock Incentive Plan (collectively, the “Plans”), (ii) 360,000 shares of common stock issuable pursuant to a Nonstatutory Stock Option Agreement for Inducement Award between the Company and an employee of the Company entered into on September 28, 2021 (the “September 2021 Agreement”), and (iii) 750,000 shares of common stock issuable pursuant to a Nonstatutory Stock Option Agreement for Inducement Award between the Company and an employee of the Company entered into on October 12, 2021 (the “October 2021 Agreement” and, together with the September 2021 Agreement, the “Inducement Agreements”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

March 15, 2022

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans and the Inducement Agreements to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Cynthia Mazareas
Cynthia Mazareas, a Partner